Exhibit 99.1

WHEELER ANNOUNCES THE EXPIRATION AND FINAL RESULTS OF THE
EXCHANGE OFFER AND CONSENT SOLICITATION

VIRGINIA BEACH, VA / ACCESSWIRE / January 23, 2023 / Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR) (“Wheeler” or the “Company”) today announced the expiration and final results of its exchange offer (the “Exchange Offer”) and related solicitation of consents from the holders of the Company’s Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) to certain amendments to the Company’s charter that would modify the terms of the Series D Preferred Stock (the “Proposed Amendments”).

Expiration of Exchange Offer

The Exchange Offer expired at 11:59 p.m., New York City time, on January 20, 2023  (the “Expiration Date and Time”).

Final Results of Exchange Offer

The Company has been informed by the Exchange Agent, Computershare Inc., that as of the Expiration Date and Time, 864,391 shares of Series D Preferred Stock (representing 26.8% of the total outstanding Series D Preferred Stock) had been validly tendered (and not validly withdrawn) in the Exchange Offer.

Accordingly, the condition that the holders of at least 66 2/3% of the outstanding shares of Series D Preferred Stock (i) validly tender their Series D Preferred Stock into the Exchange Offer, and not validly withdraw such Series D Preferred Stock, and (ii) consent to the Proposed Amendments, has not been satisfied as of the Expiration Date and Time.

Therefore, the Series D Preferred Stock will remain outstanding with no change to its terms. No shares of Series D Preferred Stock will be exchanged by the Company for its 6.00% Subordinated Convertible Notes due 2028 and common stock, and the shares of Series D Preferred Stock previously tendered in the Exchange Offer will be promptly returned to the tendering holders. No consideration will be paid or become payable to holders who validly tendered their shares of Series D Preferred Stock in the Exchange Offer.

Soliciting Broker Fee

Since the Exchange Offer was not consummated, the Company will not pay any Soliciting Broker Fee to any soliciting retail brokers.

No Offer or Solicitation

This communication is not intended and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction or where such sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contact

Investor Relations (757) 627-9088

Email: investorrelations@whlr.us

About Wheeler Real Estate Investment Trust, Inc.

Headquartered in Virginia Beach, Virginia, Wheeler Real Estate Investment Trust, Inc. is a fully integrated, self-managed commercial real estate investment trust (REIT) focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. For more information on the Company, please visit www.whlr.us.